Exhibit 99.1

Behringer Harvard Acquires New Multifamily
Community in Affluent Orange County, California

DALLAS, December 22, 2009 – Behringer Harvard announced today its acquisition of Calypso Apartments and Lofts (Calypso), a 177-unit multifamily community on a 3.7-acre site at 2801 Alton Parkway in Irvine, approximately 38 miles southeast of Los Angeles and three miles from John Wayne Airport in Orange County, California.

“Calypso fits well with our strategy of acquiring newly constructed multifamily assets in high-growth markets at attractive pricing from an historical perspective,” said Mr. Mark T. Alfieri, Chief Operating Officer of Behringer Harvard Multifamily REIT I, Inc. “We believe that the relatively high cost of single-family housing in the surrounding area positions this multifamily community for attractive rent growth and value appreciation.”

Calypso features a resort-style pool with spas, a state-of-the-art fitness center and a clubhouse with plasma televisions and a Wi-Fi lounge. The community offers studio, one- and two-bedroom apartment homes ranging from 605 to 1,448 square feet. Interior finishes include deluxe kitchens with granite countertops, maple cabinetry, Pergo wood flooring, stainless steel appliances, breakfast counter and pantry. The apartments also include nine-foot ceilings in living areas, oversized windows, a private patio or balcony and full-size washers and dryers. Fully furnished corporate and guest suites also are available.

Calypso residents may stroll one half mile up Jamboree Road to The District at Tuscan Legacy, a one-million-square-foot, open-air entertainment and shopping center. Located within the Irvine Business District, Calypso is situated directly on Route B of the Irvine Shuttle. The University of California at Irvine is less than two miles from Calypso, and more than a dozen major universities are less than 30 minutes away. Residents are approximately seven miles from the Irvine Station on Metrolink, which provides commuter train services for southern California.

Orange County, home to more than 3 million residents, is the third-largest county in the state. Over the next five years, Property and Portfolio Research is forecasting that Orange County will achieve the strongest recovery in apartment values, rents and net operating income among the 54 metropolitan areas it tracks. The affluent, master-planned Irvine community attracts highly educated professionals who enjoy a coveted seaside lifestyle in an area featuring more than 16,000 acres of parks, sports fields and dedicated open space.

This investment was made through a joint venture between Behringer Harvard Multifamily REIT I, Inc. and PGGM Private Real Estate Fund, an investment vehicle for large Dutch pension funds. Including this most recent investment, the portfolio of Behringer Harvard Multifamily REIT I, Inc. includes investments in 19 multifamily communities in 11 states providing a total of 5,466 apartment homes.

About Behringer Harvard

Behringer Harvard creates and manages global institutional-quality investment programs for individual and institutional investors through its real estate investment trusts, joint ventures and proprietary program structures. The company also offers strategic advisory, asset management and capital market solutions. Behringer Harvard has interests in or manages more than $10 billion in assets. For more information, contact our U.S. headquarters toll-free at 866.655.3600 or our European headquarters at 011 49 40 34 99 99 90, or visit us online at behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Multifamily REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of shares of Behringer Harvard Multifamily REIT I, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Katie Myers Richards Partners katie_myers@richards.com 214.891.5842	Jason Mattox Chief Administrative Officer Behringer Harvard jmattox@behringerharvard.com 866.655.3600	Barbara Marler Behringer Harvard bmarler@behringerharvard.com 469.341.2312

# # #